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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE
April 3, 2001

                  Anker Takes Over Operations at Two Deep Mines

         Morgantown, WV - Anker Coal Group, Inc. (the "Company") announced that its wholly-owned subsidiary, Anker West Virginia Mining Company, Inc. ("Anker West Virginia"), has taken over the operation of the Sentinel Mine in Barbour County, West Virginia and the Spruce Mine No. 1 in Upshur County, West Virginia, effective Monday, April 2, 2001. Both deep mines have been operated by a contract miner since June 1999. Prior to that time, the mines were operated by Anker West Virginia.

         On March 30, 2001, the contract miner advised Anker West Virginia that it was ceasing operations at both deep mines. As a result, the contract mining agreements were terminated as of Monday, April 2, 2001. In addition, Anker West Virginia has taken steps to continue the operation of these deep mines, including securing the employment of the supervisory employees of the contract miner and entering into an agreement with the contract labor force supplier. By taking these steps, Anker West Virginia was able to resume coal production at both mines on Monday, April 2, 2001, after being idled over the weekend. Anker West Virginia anticipates that it will be able to maintain the production levels from each of these deep mining operations. Bruce Sparks, President of the Company, stated that "although this is an unanticipated departure from our business plan to use contract miners for our deep mines, we are pleased that the transition to date has been made in an orderly fashion and with minimal disruption in coal production from the mines." Mr. Sparks added that "we will continue to work with our customers, the work force and critical suppliers to insure that the mining operations continue in the ordinary course."

         This release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described or implied herein as a result of various factors, many of which are beyond the Company's control.

         Anker Coal Group, Inc. and its subsidiaries produce and sell coal used principally for electric generation and steel production in the eastern United States.

         Contact Bruce Sparks, President, Anker Coal Group, Inc. at (304) 594-1616.